Exhibit 10.13

INDENTURE OF LEASE

195 CHURCH STREET

TREVI THERAPEUTICS, INC.

(“Tenant”)

FIRST NIAGARA BANK, N.A.

(“Landlord”)

February 6, 2013

INDENTURE OF LEASE

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INDENTURE OF LEASE

INDENTURE OF LEASE made as of the 6th day of February, 2013 between FIRST NIAGARA BANK, N.A., with an address at 6950 S. Transit Rd. (P.O. Box 514), Lockport, New York 14095-0514 (hereinafter referred to as “Landlord”), and TREVI THERAPEUTICS, INC., a Delaware corporation, having an office at 52 Charter Ridge Rd., Sandy Hook, CT 06482 (hereinafter referred to as “Tenant”).

WITNESSETH:

A. Landlord is the owner of the land and building located at 195 Church Street in New Haven, Connecticut (respectively, the “Land” and the “Building”). The Land and the Building are hereinafter referred to as the “Real Property”.

B. Tenant wishes to lease from Landlord a portion of the 14th floor of the Building as office space comprised of 3,387 rentable square feet as further shown as area “B” on Exhibit A attached hereto and made a part hereof (the “Demised Premises”).

NOW, THEREFORE, in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant do hereby covenant, promise and agree as follows:

ARTICLE 1

Demised Premises: Term of Lease

Section 1.01. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Demised Premises together with the appurtenances, including without limitation the right to use in common with others the lobbies, elevators and other public portions of the Building.

Section 1.02. The term of this Lease and Tenant’s obligations hereunder, with respect to the Demised Premises, shall commence (such date hereinafter called the “Commencement Date”) on the later of (i) March 1, 2013, and (ii) the date Landlord delivers exclusive possession of the Demised Premises to Tenant with all systems serving the Demised Premises in good operating order and condition and with Landlord’s work substantially completed and shall expire on the last day of the sixtieth (60th) month following the Commencement Date (“the Term”). Landlord and Tenant shall execute an agreement memorializing the Commencement Date and Term within thirty (30) days of the Commencement Date.

Section 1.03. Intentionally omitted.

Section 1.04. Tenant shall have the option to terminate this Lease provided that Tenant shall not at the time of the exercise of the hereinafter described option, be in default of any of the terms, covenants or conditions to be kept and performed on the part of Tenant under this Lease beyond applicable notice and cure periods. Such termination shall be effective on the last day of the thirty sixth (36th) month of the Term (the “Termination Date”). To exercise this option to terminate, Tenant shall provide written notice to Landlord no later than the first day of the thirty-first (31st) month and such notice shall be accompanied by a sum equal to the then unamortized cost of the Fit-Up Amount (as defined herein) plus any unamortized broker’s commissions paid by Landlord with respect to the initial five (5) year Term; the unamortized cost of Fix-Up Amount and the broker’s commission shall be determined based on the number of months remaining in a sixty (60) month amortization schedule with interest accruing on the unamortized Fix-Up Amount at a rate of seven percent (7%) per annum. On or before the Termination Date, Tenant shall surrender possession of the Demised Premises to Landlord. Time is of the essence in all respects of Tenant’s obligations under this Section l .04.

Section 1.05. Landlord shall provide Tenant a fit up allowance of $20.00 per square foot which is $67,740.00 (“Fit-Up Amount”), which shall be used solely for the tenant improvements to the Demised Premises and generally described in Exhibit B hereto. The Fit-Up Amount shall be applied against Tenant’s hard costs in connection with the design and fixturing of the Demised Premises and in connection with the installation of its voice and data wiring.

ARTICLE 2

Rent

Section 2.01. Commencing on the Commencement Date and during the remaining Term of the Lease, Tenant shall pay to the Landlord without notice or demand and without any abatement, deduction, counterclaim or set-off whatsoever (except as expressly provided in this Lease), in lawful money of the United States an annual minimum rent according to the following schedule (“Fixed Rent”):

Months	Per Square Foot	Annual Rent	Monthly Rent
1-12	$19.50	$66,046.44	$5,503.87
13-24	$20.00	$67,740.00	$5,645.00
25-36	$20.50	$69,433.50	$5,786.12
37-48	$21.00	$71,1127.00	$5,927.25
49-60	$21.50	$72,820.50	$6,068.37

Notwithstanding the foregoing, provided that no Tenant default beyond notice and cure periods has then occurred, Landlord shall credit Tenant with the sum of $5,503.87 against the Fixed Rent due and payable for each of the first (1st), thirty-eighth (38th), and fifty-eighth (58th) months of the Term (“Credit Months”).

Fixed Rent shall be adjusted as hereinafter provided.

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term of this Lease at First Niagara Bank, ATTN: Real Estate Mgr / Facilities Dept., P.O. Box 514, Lockport, NY 14095-0514 or such other place as Landlord may designate commencing on the first day of the month following the Commencement Date and excepting the Credit Months. The rent for any partial month shall be prorated.

Section 2.02. All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease shall be deemed “Additional Rent”, and, in the event of nonpayment, Landlord shall have all the rights and remedies with respect thereto as is herein provided for in case of nonpayment of rent.

Section 2.03. In addition to the Fixed Rent hereinbefore reserved, Tenant covenants and agrees to pay to Landlord as Additional Rent sums computed in accordance with the following provisions:

(a) For the purposes of this Lease a calendar year shall be deemed to mean a twelve-month period beginning on January 1st of one year and ending on December 31st of the same year.

(b) Tenant shall pay the amount equal to 1.38% (the percentage of total rentable space in the Building leased by Tenant hereunder) of the amount by which Building Operating Expenses paid or incurred by Landlord during any calendar year during the Term hereof exceed Operating Expenses for the base year. The total rentable area of the Building shall be deemed to be 245,000 square feet. The “base year” shall be the calendar year ending December 31, 2013.

(c) In the event this Lease shall expire prior to the end of the last calendar year concerned, the amount otherwise payable by or to Tenant for such calendar year under subsections (e)(i) and (ii) of this Section 2.03 shall be prorated according to the portion of such calendar year Tenant leases the Demised Premises; following expiration or termination of this Lease, in the case of an increase in Operating Expenses, Tenant shall pay the amount due in respect to the last calendar year concerned within thirty (30) days of receipt of a statement therefor.

(d) As promptly as practicable after the end of each calendar year concerned, Landlord shall deliver to Tenant a statement prepared by Landlord’s accountants setting forth the Operating Expenses of the Landlord for such calendar year and for the base year. Any computation of the Operating Expenses of the Landlord for a particular calendar year, including base year, shall be based on the assumption that the Building was fully occupied at all times during such calendar year.

(e) In addition to, or as part of, the annual statement required by Section 2.03(d), Landlord shall submit a statement to Tenant specifying Tenant’s share of increased Operating Expenses and the increased Additional Rent payable by Tenant shall be paid as follows: (i) for the year immediately past, the amount of the increase in Additional Rent due in respect to an increase in Operating Expenses paid or incurred during the most recently completed calendar year as compared to the base year shall be billed as a lump sum and paid by Tenant within thirty (30) days of the rendition of Landlord’s statement thereof; and (ii) for the then current year, the Fixed Rent otherwise due hereunder during the remainder of the Term hereof shall be increased effective January 1, 2014 and the first of January following the end of each calendar year thereafter by Tenant’s share of the increase in Operating Expenses for such calendar year, and Tenant’s monthly rental payments hereunder shall be adjusted proportionately each January 1 to reflect any increase calculated by the immediately preceding clause (ii). For the period from January through March following each calendar year, in the case of increased Operating Expenses, the amount due from Tenant shall be billed and paid in a lump sum within thirty (30) days, and in the case of decreased Operating Expenses, be credited against rental payments owing from Tenant.

Section 2.04. “Operating Expenses” are defined as follows:

A. Items included in Operating Expenses:

(1) Generally comparable Labor Costs (as hereinafter defined) for first class office building in the City of New Haven, for the services of the following classes of employees performing services required in connection with the operation, repair and maintenance of the Building:

(i) the Building superintendent, his assistants and the clerical staff attached to the Building superintendent’s office;

(ii) floor directors;

(iii) window cleaners and miscellaneous handymen;

(iv) cleaners and janitors employed in and about the Building for the performance of services and for which services Landlord is not specifically reimbursed by any Tenant;

(v) watchmen and persons engaged in patrolling and protecting the Building;

(vi) carpenters, engineers, mechanics, electricians and plumbers engaged in the operation, repair and maintenance of any part of the Building, the plazas and sidewalks around the Building, and the heating, air-conditioning, ventilating, plumbing, electrical and elevator systems of the Building; and

(vii) personnel (not officers or executives of Landlord) engaged in supervision of any of the persons mentioned above (other than those mentioned in (i)).

(2) Taxes (as hereinafter defined).

(3) The cost of materials and supplies used in the operation, repair and maintenance of the Building.

(4) The cost of replacements for tools and equipment used in the operation, repair and maintenance of the Building.

(5) The amounts paid to managing agents for the Building employed by Landlord, or for reasonable legal and other professional fees (necessarily incurred in connection with the operation of the Building) except as hereinafter excluded.

(6) Amounts (comparable to charges for first class buildings in the City of New Haven) charged by Landlord by independent contractors for services, materials and supplies furnished in connection with the operation, repair and maintenance of any part of the Building, the plazas and sidewalks adjoining the Building and the heating, air-conditioning, ventilating, plumbing, electrical, elevator and other systems of the Building.

(7) Amounts charged to Landlord by independent contractors for window cleaning and cleaning and janitorial services in and about the Building.

(8) Premiums paid by Landlord for insurance of the type and character usually carried by Landlords of similar first class buildings or as may be required by the terms of a mortgage affecting the Building or Landlord’s estate therein.

(9) Costs (including all applicable taxes) for electricity and other utilities.

(10) Water charges and sewer rents.

(11) The cost of painting or otherwise decorating any part of the Building, except space in the Building occupied by the Landlord or other Tenants.

(12) Holiday decorations for the lobby.

(13) Dues paid to associations representing Landlords in the City of New Haven (including Landlords of comparable Buildings).

(14) Costs incurred by or charged by Landlord, including without limitation, alterations, additions, changes or other items of improvements to the Building whether or not any such items would, but for the provisions of this Section 2.04 (A)(14), be identified as a capital expenditure, Labor Costs, costs of equipment, supplies, insurance, repair, maintenance, replacement, to establish, maintain, operate amenities, if any, which may from time to time, in the exercise of Landlord’s sole discretion, be offered by Landlord to tenants in the building, including, without limitation, a health club; provided however, that the Landlord shall not be required to provide, or if provided, to continue any such amenities.

“Labor Costs” shall mean all expenses incurred by Landlord or on Landlord’s behalf which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on or on behalf of Landlord pursuant to any collective bargaining agreement.

“Taxes” shall mean all real estate taxes, assessments, governmental levies, or any other governmental charge, general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind or nature whatsoever, which are or may be assessed or imposed upon the Land, the Building and the sidewalks, plazas or streets in front of or adjacent thereto, including any tax, excise or fee measured by or payable with respect to any rent, and levied against Landlord and/or the Land and or Building, under the laws of the United States, the State of Connecticut, or any political subdivision thereof or by New Haven County or the City of New Haven, as a substitute or addition in whole or in part for taxes presently or hereafter imposed on the Land and the Building or resulting from or due to any change in the method of taxation provided that any such substitute tax on rent shall be considered as if the rent were the only income of Landlord but excluding any income, franchise, corporate, estate, inheritance, succession, capital stock or transfer tax levied on Landlord.

B. Items excluded from Operating Expenses:

(1) The cost of correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for the purpose of this category;

(2) Cost of any repair made by Landlord to remedy damage caused by or resulting from the negligence of Landlord, its agents, servants or employees;

(3) Labor costs in respect of officers and executives of the Landlord;

(4) Any cost incurred in leasing or attempting to lease any portion of the Building;

(5) Any insurance premium to the extent that Landlord is entitled to be reimbursed therefor by Tenant pursuant to Section 9.02 of this Lease or by any Tenant or other occupant of the Building pursuant to a similar provision;

(6) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated;

(7) The cost of any additions to the Building subsequent to the date of original construction;

(8) The cost of any alterations, additions, changes, replacements and other items of improvements to the Building (other than those included in “Operating Costs” pursuant to Section 2.04 (A)(14) with respect to amenities, if any, which may from time to time be offered by Landlord) which under generally accepted accounting and auditing principles consistently applied as pertaining to the real estate industry are properly classified as capital expenditures;

(9) Any cost stated in Category A above representing an amount paid to a related corporation which is in excess of the amount which would be paid in the absence of such relationship;

(10) Debt service; and

(11) Expenses in connection with services or benefits not offered to Tenant or for which Tenant is charged directly.

Landlord agrees to keep true and accurate books and records of all income and expenses pertaining to the Building in accordance with generally accepted accounting standards. Tenant or its representatives shall have the right to inspect such books and records of Landlord (but not the books and records of Landlord which do not pertain to the Building) during reasonable business hours and without unduly interfering with operation of Landlord at Tenant’s sole expense, including the right to make copies of such books and records relating to the determination of Additional Rent as in this Article provided. If there be any difference or dispute with respect to any of the items charged as Operating Expenses in any calendar year, or as to the accepted accounting and auditing principles involved, the determination of any such issue shall be made by a public accounting firm which may be selected by Tenant and approved by Landlord and at Tenant’s cost and expense (except if such dispute is finally resolved in Tenant’s favor in a substantial amount, then at Landlord’s cost and expense), provided that the accounting firm so selected and any of its partners shall not directly or indirectly be employed by Tenant.

Pending the settlement of any such dispute, Tenant shall promptly pay the charges within the period hereinabove provided, and if any determination by any of the foregoing public accounting firms shall reduce or increase the amount payable by Tenant hereunder, payments required by such determination shall be made within thirty (30) days. Such determination shall be final and binding on both parties.

Section 2.05. Tenant shall pay to Landlord as part of Additional Rent upon demand, any occupancy tax or rent tax which may be hereafter enacted, if payable by Landlord in the first instance or hereafter requested to be paid by Landlord.

Section 2.06. Notwithstanding any other provision hereof, Operating Expenses shall include the annual amortized expense, or its equivalent, of capital improvements that Landlord authorizes as a result of it good faith determination (based on an engineering study by a reputable independent consultant) that such improvements will be cost-effective for Building tenants by reducing the Operating Expenses (after including such amortized expense) that would otherwise be incurred hereunder and shared by the tenants in the form of Additional Rent absent such improvement, but in no event shall Operating Expenses include any amount in excess of the savings resulting from such improvement.

Section 2.07. If any amount due hereunder is not paid by Tenant by the date on which such amount becomes due and payable, Tenant shall pay, in addition to any other sums hereunder, a late charge equal to two percent (2%) of such amount. If any amount shall remain unpaid at the end of the tenth (10th) day following the date when originally due, then Tenant shall pay a further late charge equal to an additional two percent (2%) of such amount. Such late charges shall automatically be due and payable without any notice from or on behalf of the Landlord, shall be deemed rent hereunder, and shall be in addition to, and not in lieu of, Landlord’s rights and remedies for nonpayment of Fixed Rent or Additional Rent as provided hereunder, at law, and in equity; provided, however, such late charges, if any, shall cease to accumulate upon termination of this Lease pursuant to Section 16.01 or as otherwise provided herein. The late charges shall apply cumulatively to all amounts due and payable but remaining unpaid at the end of the first day of each month and the tenth day of each month, as the case may be, or on such other date as may be provided hereunder. For example, if the Fixed Rent and/or Additional Rent for Month A is not paid by the end of the first day of Month A, a late charge equal to 2% of such unpaid amount shall automatically be due and payable; if at the end of the tenth day of Month A, such amount (or any part thereof) shall remain unpaid, an additional late charge equal to 2% of such unpaid amount shall automatically be due and payable; if at the end of the first day of the next month (Month B), the Fixed Rent and/or Additional Rent for Months A and B is not paid, a further 2% late charge shall be applied against whatever Fixed Rent and/or Additional Rent is then unpaid, and so on.

ARTICLE 3

Use

Section 3.01. Tenant shall use and occupy the Demised Premises for administrative, executive and general business office purposes only.

Section 3.02. Tenant shall not suffer or permit the Demised Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Demised Premises which would in any way (i) violate any law or requirement of public authorities, (ii) cause structural injury to the Building or any part thereof, (iii) interfere with the normal operation of the heating, air-conditioning, ventilating, plumbing or other mechanical or therein, (iv) constitute a public or private nuisance, or (v) alter the appearance of the exterior of the Building or of any portion of the interior thereof other than the Demised Premises.

ARTICLE 4

INTENTIONALLY OMITTED.

ARTICLE 5

Parking

Section 5.01. Landlord shall, at no cost to Landlord, assist Tenant, at Tenant’s expense, in identifying parking spaces.

ARTICLE 6

Repairs, Alterations and Fixtures

Section 6.01. Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein. All damage or injury to the Demised Premises and to its fixtures, appurtenances and equipment or to the Building of which the same form a part or to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property, or resulting from air-conditioning unit or system short circuits, flow or leakage of water, steam, illuminating gas, sewer gas, sewerage or odors or by frost or by bursting or leaking of pipes or plumbing works or gas or from any other cause of any other kind or nature whatsoever due to carelessness, omission, neglect, improper conduct or other cause of Tenant, its servants, employees, agents, visitors or licensees shall be repaired, restored or replaced promptly by Landlord who shall charge Tenant the reasonable cost thereof. All aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations. Such repairs, restorations or replacements shall be made by Landlord on notice to Tenant at the expense of Tenant and be collectible as Additional Rent or otherwise and shall be paid by Tenant within five (5) days after rendition of a bill or statement therefor.

Section 6.02. Landlord shall, at its expense, make all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair the heating, air-conditioning, plumbing and electrical systems of the Building, the exterior of the Building and the public portions of the Building, the need for which Landlord may have knowledge (including the public halls and stairways, plumbing, wiring and other Building equipment for the general supply of water, heat, air-conditioning and electricity) except repairs hereinabove provided to be made by Tenant.

Section 6.03. All repairs, restorations or replacements by either party shall be of first-class quality and done in a good and workmanlike manner. All future repairs or maintenance shall be made at the expense of the party responsible for the repairs of the Building.

Section 6.04. Tenant shall not store or place any materials or other obstructions in the lobby or other public portions of the Building, or on the sidewalk of the Building.

Section 6.05. Tenant shall be responsible for cleaning, repairing and replacing draperies and carpets in the Demised Premises.

Section 6.06. Tenant shall make no alterations, installations, additions or improvements in or to the Demised Premises, including, but not limited to, a water cooler, an air-conditioning or cooling system, unit or part thereof, other apparatus of like or other nature, or carpeting and draperies, without Landlord’s prior written consent, (not to be unreasonably withheld), and then only by contractors or mechanics reasonably approved by Landlord. Tenant may reconfigure the Demised Premises with Landlord’s prior written consent so long as such reconfiguration does not require structural or other alterations to the building systems. Subject to the provisions of Section 1.05, all such work, alterations, installations, additions or improvements shall be done at Tenant’s sole expense and at such time and in such manner as Landlord may from time to time designate and in full compliance with all governmental bodies having jurisdiction thereover. If Tenant makes any alterations, installations or improvements to the Demised Premises, any subsequent repairs thereto or maintenance thereof shall be done at Tenant’s sole expense. All alterations, installations, additions or improvements upon the Demised Premises, made by either party, including all paneling, partitions, railings, mezzanine floors, galleries and the like, affixed to the realty and all carpeting and draperies are or shall become the property of Landlord, and shall remain upon, and be surrendered with, said premises, as a part thereof, at the end of the Term or Renewal Term, as the case may be. As a condition precedent to Landlord’s consent to the making by Tenant of alterations, installations, additions or improvements to the Demised Premises, Tenant agrees to obtain, and deliver to Landlord, written and unconditional waivers of mechanic’s liens upon the real property in which the Demised Premises are located, for all work, labor, and services to be performed and materials to be furnished by them in connection with such work, signed by all contractors, subcontractors, materialmen and laborers to become involved in such work. Notwithstanding the foregoing, if any mechanic’s lien is filed against the Demised Premises, or the Building, for work claimed to have been done for, or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s expense, by filing the bond required by law or payment or otherwise. After the Commencement Date, Landlord shall not be liable for any failure of the air-conditioning and ventilating equipment in the Demised Premises installed by Landlord caused by alterations, installations, and/or additions by Tenant and Tenant shall correct any such faulty installation. Upon Tenant’s failure to correct the same, Landlord may upon prior notice to Tenant make such correction and charge Tenant for the cost thereof. Such sum due Landlord shall be deemed Additional Rent and shall be paid by Tenant promptly upon being billed therefor.

Section 6.07. Prior to commencing any work pursuant to the provisions of Section 6.06, Tenant shall furnish to Landlord:

(i) Copies of all governmental permits and authorizations which may be required in connection with such work.

(ii) A certificate evidencing that Tenant (or Tenant’s contractors) has (or have) procured workmen’s compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Landlord, Tenant or the Building.

(iii) Such additional personal injury and property damage insurance (over and above the insurance required to be carried by Tenant pursuant to the provisions of Section 9.03 below) as Landlord may reasonably require because of the nature of the work to be done by Tenant.

Section 6.08. Where furnished by or at the expense of Tenant (except where the same is a replacement of an item theretofore furnished and paid for by Landlord or against which Tenant has received a credit), all movable property, furniture, furnishings and trade fixtures, alterations, installations and additions other than those affixed to the realty so that they cannot be removed without material damage and other than those specified in Section 6.06 shall remain the property of Tenant, and, in case of damage by reason of such removal, Tenant shall restore the Demised Premises to good order and condition (normal wear and tear excepted). In case Tenant shall decide not to remove any part of such property, it shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the Term or the Renewal Term, as the case may be, specifying the items of property which it has decided not to remove. If within thirty (30) days after the service of such notice Landlord shall request Tenant to remove any of the said property, Tenant shall at its expense, at or before the expiration of the Term or the Renewal Term, as the case may be, remove said property and, in case of damage by reason of such removal, restore the Demised Premises to good order and condition (normal wear and tear excepted).

ARTICLE 7

Floor Load; Noise

Section 7.01. Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law.

Section 7.02. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to the Demised Premises to such a degree as to be reasonably objectionable to Landlord or to other tenants of the Building shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber or spring type vibration eliminators sufficient to eliminate noise or vibration.

ARTICLE 8

Laws, Ordinances, Requirements of Public Authorities

Section 8.01. Tenant shall at its expense, comply with all laws, orders, ordinances and regulations of Federal, state, county and municipal authorities and with any direction made pursuant to law of any public officer or officers (other than those of general applicability to all above grade tenants of the Building) which shall, with respect to the occupancy, use or manner of use of the Demised Premises or to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant arising from Tenant’s occupancy, use or manner of use of the Demised Premises or installations made therein in compliance with the work article except as to any fault workmanship by Landlord either initially or at any time thereafter or by or at Tenant’s request or required by reason of a breach of any of Tenant’s covenants or agreements hereunder.

Section 8.02. If Tenant should desire to contest the validity of any such law, ordinance, rule, order or regulation with which Tenant is obligated to comply, it may, at its expense, carry on such contest; and non-compliance by it during such contest (so long as Tenant proceeds with due diligence) shall not constitute a breach of this Lease provided that it shall, to the reasonable satisfaction of Landlord, indemnify and hold Landlord harmless against the cost of compliance and against all liability for any loss, damage, fines, penalties and expenses (including reasonable attorney’s fees) which might result from or be incurred in connection with such contest or non-compliance. Notwithstanding the foregoing, non-compliance as aforesaid shall not commence or continue if it would subject Landlord to prosecution for a crime, or if it would constitute a default by Landlord under any mortgage affecting the Real Property.

Section 8.03. If Tenant receives written notice of any violation of law, ordinance, rule, order or regulation applicable to the Demised Premises, it shall give prompt notice thereof to Landlord.

Section 8.04. Except as aforesaid, Landlord shall, at its expense comply with or cause to be complied with, all laws, orders, ordinances and regulations of Federal, State, County, and Municipal authorities and any direction made pursuant to law of any public officer or officers which shall, with respect to the public portions of the Building, or which affect Tenant’s use, enjoyment or access, of the Demised Premises, impose any violation, order or duty upon Landlord or Tenant and with respect to which Tenant is not obligated by Section 8.01 to comply. Landlord may at its expense contest the validity of any such law, ordinance, rule, order or regulation subject to conditions reciprocal to those set forth in Section 8.02.

ARTICLE 9

Insurance

Section 9.01. Tenant shall not do or permit to be done any act or thing upon the Demised Premises which will invalidate or be in conflict with the Certificate of Occupancy or the terms of the Connecticut standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; and Tenant shall, at its own expense, comply with all rules, orders, regulations or requirements of any board of fire underwriters or other organization having jurisdiction, of general applicability to tenants or directed to Tenant particularly and shall not knowingly do or permit anything to be done in or upon the Demised Premises or bring or keep anything therein or use the Demised Premises in a manner which increases the rate of fire insurance upon the Building or on any property or equipment located therein over the rate in effect at the Commencement Date and customary for buildings of a similar nature.

Section 9.02. If, by reason of any failure of Tenant to comply with the provisions of this Lease, the rate of fire, boiler, sprinkler, water damage or other insurance (with extended coverage) on the Building or on the property and equipment of Landlord in the Building shall be higher than it otherwise would be, Tenant shall reimburse Landlord for that part of the fire, boiler, sprinkler, water damage or other insurance premiums thereafter paid by Landlord or by the other tenants in the Building which shall make the reimbursement on the first day of the month following such payment by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule of “make-up” of any insurance rate for the Building or Demised Premises issued by anybody establishing fire insurance rate for said Building shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building or Demised Premises.

Section 9.03. Tenant covenants and agrees that from and after the date of delivery of the Demised Premises from Landlord to Tenant, and during the Term of this Lease or any renewal thereof, Tenant will carry and maintain, at its sole cost and expense the following types of insurance, in the amount specified and in the form hereinafter provided for:

(a) Public Liability Insurance.

Tenant shall keep in full force and effect Public Liability Insurance in respect to the use and occupation of its Demised Premises, naming Landlord, the Management Company designated by Landlord, if any, and Tenant as insured for a combined single limit of Two Million Dollars ($2,000,000) for bodily injury and property damage coverage together with an excess liability policy in the amount agreeable to Landlord for amounts of Two Million Dollars ($2,000,000). Tenant shall deposit a certificate of insurance thereof with Landlord. Said certificate will confirm the amount of insurance, the insuring company and the policy number and name Landlord as an additional insured on a primary and non-contributory basis. Said insurance company shall be Best’s “A- VIII” rated or better.

(b) Tenant’s Improvements and Betterments.

Tenant shall at all times during the Term hereof maintain in full force and effect, “All Risk” Coverage policy or policies of insurance naming Tenant as insured party, covering all of Tenant’s improvements and betterments and contents in the Demised Premises now existing or to be added, to the extent of one hundred percent (100%) of their full replacement costs as updated from time to time during the Term of this Lease.

Said policy or policies shall provide protection against any peril included within the classification “Special Perils Coverage” including insurance coverage against sprinkler damage if the Demised Premises are sprinklered.

The proceeds of Tenant’s policy to the extent of the cost of any damage or loss to the Demised Premises shall be used for the repair and replacement of the property damaged or destroyed.

(c) Additional Hazards.

Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Demised Premises any article which may be prohibited by the Standard Form of “Special Perils” Insurance Policy. Tenant agrees to pay all increases in premium for “Special Perils” Coverage Insurance that may be charged during the Term of this Lease, or renewal period thereof, on the amount of any insurance which may be carried by Landlord due to Tenant’s use of the Demised Premises. Said additional premiums shall be payable by Tenant to Landlord upon ten (10) days written notice to Tenant.

(d) Blanket Policy.

Tenant may maintain any of its required insurance under Blanket Policies of Insurance covering said Demised Premises and any other Demised Premises of Tenant, or companies affiliated with Tenant, provided that the coverage afforded will not be reduced or diminished by reason of the use of such Blanket Policy of insurance.

(e) The above mentioned insurance certifications are to be provided by Tenant for a period of not less than one (1) year; the Tenant will use commercially reasonable efforts to deliver to the Landlord, thirty (30) days prior to the expiration of any said policy of insurance, notice of any change or cancellation or a renewal of new policy to take the place of the policy expiring.

Tenant shall notify Landlord forthwith in the event of any damage to persons or property occurring on the Demised Premises from fire, accident or any other casualty.

Section 9.04. Waiver of Subrogation

The parties release each other to the extent of their insurance coverage, from any and all liability from any loss covered by their fire and/or All Risk policy whether or not brought about by fault or negligence.

ARTICLE 10

Damage by Fire or Other Cause

Section 10.01. If the Demised Premises shall be partially damaged by fire or other cause without the fault or neglect of Tenant, Tenant’s servants, employees, agents, visitors, or licensees, the damages shall be repaired, with due diligence, by and at the expense of Landlord and the rent until such repairs are made shall be apportioned according to the part of the Demised Premises which is usable by Tenant. Subject to the provisions of Article 34, such repairs shall be completed within six (6) months from the date of final adjustment of the insurance loss, and if not so completed, Tenant may give written notice to Landlord within ten (10) days after the expiration of such six (6) month period (as same may have been extended pursuant to said Article 34) terminating this Lease as of the tenth (10th) day after the expiration of such six (6) month (or extended) period. But if such partial damage is due to the fault or negligence of Tenant, Tenant’s servants, employees, agents, visitors or licensees, without prejudice to any other rights and remedies of Landlord and without prejudice to the rights of subrogation of Landlord’s insurer, the damages shall be repaired by Landlord but there shall be no apportionment or abatement of rent unless Landlord may and does recover under any rent insurance policy carried by Landlord in which event rent, until such repairs are made, shall be apportioned. No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of the Landlord and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s reasonable control. If the Demised Premises are totally or substantially damaged or rendered wholly or substantially untenantable by fire or other cause, and if Landlord shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it, then or in any such events Landlord may, within ninety (90) days after such fire or other cause, give Tenant a notice, in writing, of such decision, which notice shall be given as in Article 31 hereof provided, and thereupon the term of this Lease shall expire by lapse of Time upon the third (3rd) day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord. If Tenant shall not be in default in the payment of Fixed Rent or Additional Rent under this Lease then upon the termination of this Lease under the conditions provided for in the sentence immediately preceding, Tenant’s liability for rent shall cease as of the day following the casualty.

Section 10.02. No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building. Landlord shall use its commercially reasonable efforts to effect such repairs promptly and in such manner as not unreasonably to interfere with Tenant’s occupancy.

ARTICLE 11

Assignment, Subletting, Mortgaging

Section 11.01. Tenant will not by operation of law or otherwise, assign, mortgage or encumber this Lease, nor sublet or permit the Demised Premises or any part thereof to be used by others, without Landlord’s prior written consent in each instance, not to be unreasonably withheld. The consent by Landlord to any assignment or subletting shall not in any manner be construed to relieve Tenant from obtaining Landlord’s express written consent to any other or further assignment or subletting.

If Tenant desires to assign or sublet all or any portion of the Demised Premises, Tenant agrees to notify Landlord with a copy to the then managing agent of the Building of its desire to assign this Lease or sublet the premises. Upon obtaining a proposed assignee or sublessee, upon terms satisfactory to Tenant, Tenant shall submit to Landlord in writing (i) the name of the proposed assignee or sub-tenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or sub-tenant; (iv) any other information reasonably requested by Landlord; and (v) a check in the amount of $500.00 to defray Landlord’s costs in reviewing such request.

Landlord shall have the following options to be exercised within thirty (30) business days from receipt of Tenant’s submission:

1. If such proposed assignment or subletting shall be for all or substantially all of the Demised Premises, for all or substantially all of the balance of the Term hereof, Landlord shall have the option to cancel and terminate this Lease as of the date proposed by Tenant for such assignment or subletting, which option shall be exercised within the aforesaid thirty (30) day period. In such event, Landlord shall return the check referred to in clause (v) above to Tenant.

2. If any such proposed sublease shall be for less than substantially all of the Demised Premises or if it shall be for less than substantially all of the balance of the Term granted hereunder, Landlord shall have the option, to be exercised within the said thirty (30) day period, of canceling and terminating this Lease only as to such portion of the Demised Premises and such portion of the term of such proposed sublease, such termination to be effective as of the effective date thereof. In the event of the exercise of the option under this subparagraph 2, the rent and all other charges payable hereunder shall be equitably apportioned.

It is agreed, however, that if Landlord shall not exercise any of the foregoing options and Tenant thereupon assigns this Lease or sublets all or any portion of the Demised Premises, then Tenant shall pay to Landlord, as an additional amount due hereunder, the “net profit”. Such “net profit” is determined by subtracting “Tenant’s Sublet Cost” from “Tenant’s Own Cost”. “Tenant’s Own Cost” is the Fixed Rent plus additional amounts allocable to that part of the Demised Premises affected by such assignment or sublease pursuant to the provisions of this Lease. “Tenant’s Sublet Cost” is the Fixed Rent and additional amounts payable by the assignee or sublessee to Tenant after deducting brokerage commissions, and deducting, on a pro rata monthly basis over the term of such assignment or subletting, the expenses of repairs, painting, alterations, concessions and allowances, if any, and reasonable attorney’s fees, incurred by Tenant in connection with such assignment or subletting. Such additional payments shall be made monthly within five (5) days after receipt of the same by Tenant.

Section 11.02. If this Lease shall be assigned, or if the Demised Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, upon default by Tenant, collect rent from the assignee, sub-tenant or occupant and apply the net amount collected to any amounts owed to Landlord hereunder, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the assignee, sub-tenant or occupant as a Tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

Section 11.03. Each permitted assignee or transferee shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Fixed Rent, Additional Rent and adjustments of rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term of the Lease. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent prior thereto.

Section 11.04. Notwithstanding anything to the contrary contained in this Article, Tenant shall have the right to assign this Lease or sublease all or a portion of the Demised Premises to any parent, affiliate, subsidiary, or any resulting company into which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred, without Landlord’s consent and without being subject to the options granted Landlord in Section 11.01, provided that such assignment shall not in any way relieve Tenant of its obligations hereunder. The transfer of Tenant’s publicly traded shares in the ordinary course shall not be deemed an assignment of this Lease.

ARTICLE 12

No Liability of Landlord

Section 12.01. Landlord or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of said Building or from the pipes, appliances or plumbing works or from the roof, street, or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in said Building or caused by operations in construction of any private, public or quasi-public work. If at any time any windows of the Demised Premises are temporarily or permanently closed, darkened or bricked-up for any reason whatsoever (except for Landlord’s own free acts), Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor or abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall reimburse and compensate Landlord as Additional Rent within five (5) days after rendition of a statement for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to non· performance or non-compliance with or breach or failure to observe any term, covenant or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment.

ARTICLE 13

Moving of Heavy Equipment

Section 13.01. Tenant shall not move any safe, heavy equipment, or bulky matter in or out of the Building without Landlord’s written consent, which consent Landlord agrees not unreasonably to withhold or delay. All such movements shall be made during hours which will least interfere with the normal operations of the Building, and all damage caused by such movement shall be promptly repaired by Tenant at Tenant’s expense.

ARTICLE 14

Condemnation

Section 14.01. In the event that the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or conveyed under threat of condemnation for such use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Demised Premises shall be so condemned, taken or conveyed, then, effective as of the date of vesting of title, the rent hereunder for such part shall be abated. In the event that only a part of the Building shall be so condemned, taken or conveyed, then (a) if substantial structural alteration or reconstruction of the Building shall, in the reasonable opinion of Landlord, be necessary or appropriate as a result of such condemnation, taking or conveyance (whether or not the Demised Premises be affected), Landlord may, at its option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, or (b) if Landlord does not elect to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation, taking or conveyance, except that the Fixed Rent shall be abated to the extent, if any, hereinbefore provided in this Article 14. In the event that only a part of the Demised Premises shall be so condemned, taken or conveyed, and this Lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore with reasonable diligence the remaining structural portions of the Demised Premises as nearly as practicable to the same condition as it was in prior to such condemnation, taking or conveyance.

In the event of termination of any of the cases hereinabove provided, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the term of this Lease, and the rent hereunder shall be apportioned as of such date.

In the event of any condemnation, taking or conveyance hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding or other consideration, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or consideration or any part thereof, and Tenant shall be entitled to receive no part of such award or consideration except Tenant shall be entitled to make claim for the value of its fixtures so taken and for its moving expenses.

ARTICLE 15

Entry, Right to Change Public Portions of the Building

Section 15.01. Tenant shall permit Landlord to erect, use and maintain pipes and conduits in and through the Demised Premises (wherever practicable, such pipes and conduits shall be within the demising walls, but only if the cost thereof shall not, in Landlord’s judgment, be prohibitive). Further such erection use and maintenance shall be in the manner comparable with that of other first class buildings. In the event the construction deprives Tenant of the use of a material or substantial area (other than on a temporary basis), the Tenant shall be entitled to an abatement of rent for the space so permanently taken. Landlord or its agents or designees shall have the right, but only upon reasonable notice, except in emergencies, made to Tenant or any authorized employee of Tenant at the Demised Premises, to enter the Demised Premises at reasonable times during business hours, for the purpose of making such repairs or alterations as Landlord shall be required or shall have the right to make by the provisions of this Lease, and subject to the foregoing, shall also have the right to enter the Demised Premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the entire Building or to prospective mortgagees of the fee in the property of which the Demised Premises are a part or to prospective assignees of any such mortgagees. The holder of any mortgage on the Landlord’s interest in the property, its agents, or designees shall also have such right of inspection. Landlord shall be allowed to take all material into and upon the Demised Premises that may be required for the repairs or alterations above mentioned without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate, except as otherwise provided in this Lease, while said repairs or alterations are being made, by reason of loss or interruption of the business of Tenant because of the prosecution of any such work provided Landlord diligently proceeds therewith in such manner as to cause the least possible interference with the Tenant’s use and enjoyment of the Demised Premises.

Section 15.02. During the twelve (12) months prior to the expiration of the Term of this Lease, Landlord may exhibit the Demised Premises to prospective tenants, buyers, mortgagees and others at reasonable times during reasonable hours and in such manner as not to unreasonably interfere with Tenant’s use of the Demised Premises.

Section 15.03. Landlord shall have the right at any time, without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor, to change the arrangement or location of such of the following as are not contained within the Demised Premises or any part thereof: entrances, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Building.

ARTICLE 16

Bankruptcy

Section 16.01. (a) If at any time prior to the Commencement Date there shall be filed by or against the then Tenant in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, and within ninety (90) days thereof such Tenant fails to secure a discharge thereof, or if such Tenant make an assignment for the benefit of creditors, or petition for or enter into an arrangement, this Lease shall ipso facto be canceled and terminated, in which event neither such Tenant nor any person claiming through or under such Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Demised Premises and Landlord, in addition to the rights and remedies given by (c) hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security deposit or moneys received by him for Tenant or others in behalf of Tenant upon the execution hereof.

(b) If at the Commencement Date or if at any time during the term of this Lease there shall be filed by or against the then Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of such Tenant’s property, and within ninety (90) days thereof such Tenant fails to secure a discharge thereof, or if such Tenant makes an assignment for the benefit of creditors or petition for or enter into an arrangement, this Lease, at the option of the Landlord, exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated, in which event neither such Tenant nor any person claiming through or under such Tenant by virtue of any statute or of any order of any court shall be entitled to possession or to remain in possession of the demised premises but shall forthwith quit and surrender the premises, and Landlord, in addition to the other rights and remedies Landlord has by virtue of any other provisions herein or elsewhere in this Lease contained or by virtue of any statute, or rule of law, may retain as liquidated damages any rent, security deposit or monies received by him for Tenant or others in behalf of Tenant.

(c) In the event of the termination of this Lease pursuant to (a) or (b) hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the Demised Premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Demised Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such premises or any part thereof be re-let by the Landlord for the unexpired term of said Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be prima facie evidence as to the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

ARTICLE 17

Defaults and Remedies and Waiver of Redemption

Section 17.01. (1) If Tenant defaults in fulfilling any of the covenants of this Lease, including the covenants for the payment of Fixed Rent or Additional Rent, then, in any one or more of such events, upon Landlord serving upon Tenant a ten (10) days’ written notice in the event of a default in the payment of Fixed Rent or Additional Rent (or of any other payment provided to be paid hereunder) and a twenty (20) days’ written notice in the event of a default other than a monetary default, specifying the nature of said default and upon the expiration of said ten (10) or twenty (20) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within the twenty (20) day period, and if Tenant shall not have diligently commenced curing such default within such twenty (20) days period, and shall thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then Landlord may serve a written three (3) days’ notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days, this Lease and the term thereunder shall end and expire as fully and completely as if the date of expiration of such three (3) days period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid or (a) if Tenant shall make default in the payment of the Fixed Rent reserved herein or any item of Additional Rent herein mentioned or any part of either or in making any other payment herein provided beyond the ten (10) days’ notice period provided for in (1) hereof; or (b) if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant; or (c) if Tenant shall be in default with respect to any other lease between Landlord and Tenant; then and in any of such events Landlord may without notice, re-enter the Demised Premises either by force or otherwise, or dispossess by summary process or otherwise the Tenant, and the legal representatives of Tenant or other occupant of the Demised Premises and remove their effects and hold the premises as if this Lease had not been made, the Tenant hereby waives the service of notice to quit. If Tenant shall be in default hereunder on the commencement of any renewal or extension of this Lease, Landlord may cancel and terminate such renewal or extension agreement by written notice, but Tenant shall remain liable as hereinafter provided.

Section 17.02. In case of any such default, re-entry, expiration and/or dispossess by summary entry or otherwise, (a) the Fixed Rent and Additional Rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for the reasonable legal expenses, reasonable attorneys’ fees, brokerage, and/or putting the Demised Premises in good order, or for preparing the same for re-rental; (b) Landlord may, but shall have no obligation to, re-let the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent; and (c) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the Lease or Leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease. The failure or refusal of Landlord to re-let the premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may incur in connection with re-letting, such as reasonable legal expenses, reasonable attorneys’ fees, brokerage fees and for keeping the Demised Premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid, at Landlord’s option, in a lump sum or in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. Landlord at Landlord’s option may make such alterations, repairs, replacements and/or decorations in the Demised Premises as Landlord in Landlord’s sole judgment considers advisable and necessary for the purpose of re-letting the Demised Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid mentioned. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Demised Premises, or in the event that the Demised Premises are re-let, for failure to collect the rent thereof under such re-letting. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary process and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

Section 17.03. The foregoing remedies and rights of Landlord are cumulative and Landlord shall have in addition thereto, all rights and remedies granted by law and in equity.

ARTICLE 18

Right to Perform Other Party’s Obligations

Section 18.01. If Tenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, Landlord, on reasonable notice, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including, but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceedings, such sums paid or obligations incurred with interest and cost shall be deemed to be Additional Rent hereunder and shall be paid to it by Tenant on demand. If Tenant makes any expenditures or incurs any obligations for the payment of money in connection therewith, including, but not limited to, attorney’s fees in instituting, prosecuting or defending any action or proceedings, such sums paid or obligations incurred with interest and costs shall be paid to it by Landlord on demand. If such payment is not made, Tenant nevertheless may not deduct same from Fixed Rent or Additional Rent due hereunder but may institute a separate action against Landlord to recover same.

ARTICLE 19

Covenant of Quiet Enjoyment

Section 19.01. Landlord covenants that upon Tenant paying the Fixed Rent and Additional Rent and observing and performing all of the terms, covenants and provisions of this Lease on Tenant’s part to be observed or performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject nevertheless to the terms and conditions of this Lease, provided, however, that no eviction of Tenant by reason of the foreclosure of any mortgage now or hereafter affecting the

Demised Premises or by reason of any termination of any ground or underlying lease to which this Lease is subject and subordinate, whether such termination is by operation of law, by agreement or otherwise, shall be construed as a breach of this covenant nor shall any action by reason thereof be brought against Landlord, and provided further that this covenant shall bind and be enforceable against the Landlord, subject to the terms hereof only so long as Landlord is in possession and is collecting rent from Tenant but not thereafter.

ARTICLE 20

Excavation

Section 20.01. In the event that an excavation should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, if necessary, afford to the person or persons causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning.

ARTICLE 21

Services and Equipment

Section 21.01. Except as provided in Article 2 hereof, Landlord shall, at its cost and expense:

(a) Furnish all electric energy that Tenant shall reasonably require in the Demised Premises without charge;

(b) Provide first-class passenger elevator service at all times. Landlord may designate local and express stops for elevators and may change such designation of express and local stops from time to time. One of the elevators will be used for attended freight elevator service and will be available at designated hours Monday through Fridays, holidays excepted;

(c) Maintain and keep in good order and repair the air-conditioning, heating and ventilating system installed by Landlord. The aforesaid systems will be operated by Landlord when seasonally required on Mondays through Fridays, holidays excepted, and shall be effective from 7:00 A.M. to 6:00 P.M. and Saturdays from 8:00 A.M. to l :00 P.M. Overtime use will be according to such regulations as Landlord may from time to time establish, which regulations shall provide for reasonable charges to compensate Landlord for its expense. On the date hereof, such charge is $116.80 per hour and subject to change. Tenant shall keep entirely unobstructed all of the vents, intakes, outlets and grilles, at all times and shall comply with and observe all reasonable regulations and requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning systems;

(d) Provide cleaning and janitorial services after regular business hours, except that no such services will be provided on Saturdays, Sundays and Holidays. Such services shall be of a quality appropriate for a first-class office building in the City of New Haven;

(e) Furnish adequate hot and cold water for lavatory and drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purposes, Tenant agrees to Landlord installing a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to reimburse Landlord for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed, as measured by said meter or meters or as otherwise measured, including sewer rents;

(f) Holidays shall be deemed to mean all Federal holidays, State holidays and Building Service Employee Union Contract Holidays; and

(g) Provide Tenant with its proportionate share of listings on the Building’s Directory of Tenants (Tenant shall provide its own signage at the entrance to the Demised Premises).

Section 21.02. Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under this Article 21 when the necessity thereof arises by reason of accident, emergency, mechanical breakdown, or when required by any law, order or regulation of any federal, state, county or municipal authority, or for any other cause beyond the reasonable control of Landlord. Landlord shall use due diligence to complete all required repairs or other necessary work as quickly as possible so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will permit. No diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption curtailment or suspension.

Section 21.03. Tenant shall reimburse Landlord for the cost to Landlord of removal from the Demised Premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy.

ARTICLE 22

Electric Power

Section 22.01. Tenant’s use of electrical energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors, machinery and equipment in or otherwise serving the Demised Premises. Tenant covenants and agrees that at no time will the connected electrical load in the Demised Premises exceed that required for normal office use. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building service and system, Tenant, after the Commencement Date, shall not without Landlord’s prior consent in each instance, connect any additional fixtures, machinery, appliances or equipment that would require the installation of any additional building risers or equipment for such use. Should any additional risers or other equipment be necessary, the same shall be provided by Landlord and the cost thereof shall be paid by Tenant upon demand. If there should be a dispute as to the necessity of such additional risers or other equipment, the matter shall be referred to a reputable independent electrical engineer or utility consultant, selected by Landlord and reasonably acceptable to Tenant for determination, and such determination shall be binding upon the parties. As a condition to granting such consent for the installation of additional risers or other equipment, Landlord may require Tenant to agree to an increase in the Fixed Rent by an amount which will reflect the value to Tenant of the additional service to be furnished by Landlord to Tenant.

Section 22.02. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any change, requirement, act, neglect or omission of the public utility serving the Building with electricity or for any other reason not attributable to Landlord. Landlord shall furnish and install all Building standard lighting tubes, lamps, bulbs, and ballasts required in the Demised Premises, at Tenant’s expense, or shall pay Landlord’s reasonable charges therefor on demand.

Section 22.03. Should Tenant utilize electric power above and beyond normal operating hours as such hours are defined in Section 21.0l(c) (with respect to use of heating, ventilating and air-conditioning systems), Landlord has the right to charge for such usage.

ARTICLE 23

Brokers

Section 23.01. The parties hereto agree that in regard to the Landlord’s obligation to pay any commissions in connection with this Lease, the brokers who negotiated and brought about this transaction are The Wm. M. Hotchkiss Company and Cushman and Wakefield. Landlord agrees to pay such a commission to The Wm. M. Hotchkiss Company as set forth in an exclusive leasing agreement between Landlord and The Wm. M. Hotchkiss Company.

ARTICLE 24

Subordination

Section 24.01. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect the Land or the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee. In confirmation of such subordination, Tenant shall execute promptly any reasonable certificate that Landlord may request. Tenant hereby constitutes and appoints Landlord the Tenant’s attorney-in-fact to execute any such certificate or certificates for and on behalf of Tenant.

Section 24.02. At the option of the Landlord or any successor Landlord or the holder of any mortgage affecting the Demised Premises, Tenant agrees that neither the cancellation or termination of any ground or underlying lease to which this Lease is now or may hereafter become subject or subordinate, nor any foreclosure of a mortgage affecting said premises, nor the institution of any suit, action, summary or other proceeding against the Landlord herein or any successor Landlord or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of such property, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of the Tenant hereunder, and upon the request of any such Landlord, successor landlord or the holder of such mortgage, Tenant covenants and agrees to attorn to the Landlord or to any successor to the Landlord’s interest in the Demised Premises, or to such holder of such mortgage or to the purchaser of the mortgaged premises in foreclosure.

Section 24.03. In the event of any act or omission by the Landlord which would give the Tenant the right to terminate this Lease or to claim a partial or total eviction, pursuant to the terms of this Lease, if any, the Tenant will not exercise any such right until:

(a) it has given written notice of such act or omission to:

(i) the holder of any first mortgage;

(ii) to the Landlord under any ground or underlying lease to which this Lease is subject and subordinate,

whose names and addresses shall previously have been furnished to Tenant by delivering such notice of such act or omission addressed to such holders at the last addresses so furnished; and

(b) a reasonable period of remedying such act or omission shall have elapsed following such giving of notice during which such parties, or any of them, with reasonable diligence, following the giving of such notice, has not commenced and continued to remedy such act or omission or to cause the same to be remedied.

Section 24.04. If, in connection with obtaining financing, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not, in Tenant’s reasonable opinion, increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the premises.

Section 24.05. Landlord agrees to request from the holder or holders of any mortgage or mortgages to which this Lease may now or hereafter be subordinate, a nondisturbance agreement in favor of Tenant, which shall provide in substance that so long as Tenant is not in default for such period of time as would give Landlord the right to cancel this Lease pursuant to Article 17 hereof:

(i) Tenant shall not be named or joined in any action or proceeding to foreclose any such mortgage;

(ii) Such action or proceeding shall not result in a cancellation or termination of this Lease; and

(iii) If the holder of any such mortgage becomes the owner or the assignee of any ground or underlying lease or the lessee under any other lease given in substitution therefor, or in the event of the sale of the Building as a result of any action or proceeding to foreclose any such mortgage, this Lease shall continue in full force and effect as a direct lease between Tenant and the then lessee under the ground or underlying lease or under any other lease given in substitution therefor or the purchaser of the Building as the case may be, upon all of the terms, covenants and conditions of this Lease.

ARTICLE 25

Estoppel Certificate

Section 25.01. Tenant agrees, at any time, and from time to time, upon not less than seven (7) days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord or at its direction, a statement in writing addressed to Landlord certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent, Additional Rent and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord and by any mortgagee or prospective mortgagee of any mortgage affecting the Building and the Land, and by any landlord under a ground or underlying lease affecting the Land of Building, or both.

ARTICLE 26

Legal Proceedings

Section 26.01. Landlord and Tenant hereby waive the right to a jury in any action, summary process or legal proceeding between or among the parties hereto or their successors arising out of this Lease or Tenant’s occupancy of the Demised Premises or Tenant’s right to occupy the Demised Premises.

ARTICLE 27

Surrender of Premises

Section 27.01. Upon the expiration or other termination of the Term of this Lease, Tenant shall quit and surrender the Demised Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s reasonable control excepted, and shall remove all its property therefrom, except as otherwise provided in this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease.

ARTICLE 28

Rules and Regulations

Section 28.01. Tenants, its servants, employees, agents, visitors and licensees shall observe faithfully and comply strictly with the rules and regulations that Landlord or its agents may establish for the management and operation of the Building and Landlord shall have the right from time to time during the Term of this Lease to make reasonable changes in and additions to such rules, provided such rules and regulations or such changes and additions do not unreasonably affect the conduct of the Tenant’s business or Tenant’s use of the Demised Premises and provided such changes and additions do not contravene express provisions of this Lease itself and delivered to Tenant in writing.

Section 28.02. Any failure by Landlord to enforce any rules and regulations now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of any such rules and regulations. Such rules and regulations shall be uniformly enforced against all tenants. If any new rules or regulations call for Landlord’s consent, the same shall not be unreasonably withheld.

ARTICLE 29

Renewal Options; Right of First Refusal

Section 29.01. If, immediately prior to the expiration of the Term provided in Article 1 this Lease (for purposes of this Article 29 only, the “Term” is hereinafter called the “Original Term”) shall be in full force and effect and provided Tenant not less than six (6) months prior to the expiration of the Original Term shall have given Landlord written notice of Tenant’s interest in renewing this Lease, then, not less than three (3) months prior to the expiration of the Original Term, the Landlord shall propose in writing, a “Lease Renewal Agreement” which would renew and extend the lease term for a further term of one (1) year (herein after called the “First Renewal Term”) commencing upon the expiration of the Original Term and ending on the day preceding the first (1st) anniversary of the commencing of the First Renewal Term, consistent with the terms of this Lease other than rent which shall be at “ Fair Rental Value” as described below.

Upon the expiration of the First Renewal Term, Tenant shall have the option to renew and extend the lease term for a further term of one (1) year (the “Second Renewal Term”), commencing upon the expiration of the First Renewal Term and ending on the day preceding the first (1st) anniversary of the commencing of the Second Renewal Term, consistent with the terms of this Lease other than rent which shall be at “Fair Rental Value” as described below.

The Fixed Rent during each of the First Renewal Period and the Second Renewal Period shall be the “Fair Rental Value” for space comparable to the Demises Premises, taking into account such allowances and concessions as are then being customarily offered for similar premises. If by sixty (60) days prior to the end of the Initial Term, or any subsequent Renewal Period, the parties have failed to reach an accord on what constitutes Fair Rental Value, each party shall retain, no later than fifteen (15) days prior to the end of the Initial Period or Renewal Period, as the case may be, at its sole expense, an MAI certified appraiser who shall render an opinion on the Fair Rental Value of the Demised Premises. If the results of the two appraisals differ by 10% or less, the Fixed Rent for the Premises during the first year of the Renewal Period shall be set at the average of the two appraisals. If the results of the two appraisals differ by more than 10%, and the parties cannot agree upon the Fair Rental Value of the Demised Premises, within fifteen (15) days of the receipt of the latter of the two appraisals, the appraisers retained by the parties shall mutually identify a third MAI certified appraiser who shall make final determination of the Fair Rental Value of the Demised Premises. All costs and expenses associated with the services of the third appraiser shall be shared evenly by the Landlord and Tenant.

Section 29.02. (a) Provided Tenant is not then in default under the terms and conditions of this Lease either as of the date of the giving of “Tenant’s Response” or the “Refusal Inclusion Date” (as such terms as hereinafter defined), if at any time during the Term of this Lease, including Renewal Terms, Landlord receives an offer from a third party to lease the portion of the Building adjacent to the Demised Premises shown as “A” on Exhibit A (the “Refusal Space”) during the Term of this Lease, subject to Landlord’s election to take the space for its own use or the use of an affiliate, Landlord shall offer to Tenant, the right to include such Refusal Space within the Demised Premises upon all the terms and conditions set forth in such offer.

(b) Such communication shall be made by Landlord to Tenant in a written notice (hereinafter called the “Right of First Refusal Notice”) which communication shall designate the space being offered and the terms of the proposed lease. The proposed annual Fixed Rent payable with respect to any such Refusal Spaces shall be equal to the annual Fixed Rent set for in the Right of First Refusal Notice.

(c) Tenant may accept the offer set forth in the Right of First Refusal Notice by delivering to Landlord its acceptance (hereinafter called “Tenant’s Response”) of such offer within fifteen (15) days after delivery by the Landlord of the Right of First Refusal Notice to the Tenant. Such portion of the Refusal Space shall be added and included in the Demised Premises sixty (60) days after Tenant’s First Notice (herein called the “Inclusion Date”). Time shall be of the essence with respect to the giving of Tenant’s Response.

ARTICLE 30

Successors and Assigns

Section 30.01. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and, except as otherwise provided herein, their assigns.

Section 30.02. The term “Landlord” wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Land and the Building, or the Building or the Tenant under a ground or underlying lease affecting the Land and the Building or the Building, or both, to whom this Lease may be assigned, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Land and the Building or the Building, or of such ground of underlying lease, such owner, tenant under a ground lease or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord thereafter accruing hereunder; but such covenants, conditions and agreements shall be binding upon each new owner, tenant under a ground or underlying lease, or mortgagee in possession for the time being of the Land and the Building or the Building, until sold, assigned or transferred.

ARTICLE 31

Notices

Section 31.01. Any notice, request or demand permitted or required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation, such notice, request or demand shall be given, and shall be deemed to have been served and given by Landlord and received by Tenant, (a) three (3) business days after the same has been deposited with the United States Postal Service by registered or certified mail enclosed in a securely closed postpaid wrapper, in a United States Government general or branch post office, or, (b) one (1) business day after the same has been deposited with an overnight courier, packaged in compliance with the policies of said courier, addressed to Tenant at its address as stated on the first page of this Lease, Attention: Jennifer Good with a copy to Robinson & Cole LLP, 1055 Washington Blvd., Stamford, CT 06901 Attn. Steven L. Elbaum, Esq. or (c) on the same day if such day is a business day, or if not, on the next business day after the same shall have been transmitted via facsimile to Tenant’s fax number at the Demised Premises, or until Tenant has moved its office to the Demised Premises, to Tenant’s fax number at its address as stated on the first page of this Lease. Such notice, request or demand shall be given, and shall be deemed to have been served and given by Tenant and received by Landlord (a) three (3) business days after the same has been deposited with the United States Postal Service by registered or certified mail enclosed in a securely closed postpaid wrapper in such a post office and resend to Landlord at P.O. Box 514, Lockport, New York, NY 14095-0514, or (b) one (1) business day after the same has been deposited with an overnight courier, packaged in compliance with the policies of said courier, addressed to Landlord at 6950 S. Transit Rd., Lockport, New York 14094 Attn: Real Estate Manager, Facilities with a copy to The Wm. M. Hotchkiss Company, 195 Church Street, New Haven, Connecticut 06510; or (c) on the same day if such day is a business day, or if not, on the next business day after the same shall have been transmitted via facsimile to Landlord’s fax number at said address. Either party may, by notice similarly given as aforesaid designate a different address or addresses for notices, requests or demands to it.

ARTICLE 32

No Waiver; Entire Agreement

Section 32.01. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

Section 32.02. This Lease with the Schedules annexed hereto, if any, contains the entire agreement between Landlord and Tenant and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or the effecting of the abandonment is sought.

Section 32.03. If any term or provision of this Lease (other than Article 19) shall, to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and the balance of the terms and provisions of this Lease shall be valid and enforceable to the fullest extent either hereunder or as permitted by law.

ARTICLE 33

Captions

Section 33.01. The captions of Articles in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

ARTICLE 34

Inability to Perform

Section 34.01. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any outside cause whatsoever beyond Landlord’s reasonable control, including but not limited to, governmental preemption in connection with a National Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

ARTICLE 35

No Representations by Landlord

Section 35.01. Landlord or Landlord’s agents have made no representations or promises with respect to the said Building, the Land or the Demised Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. The taking possession of the Demised Premises by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts said premises and the Building of which the same form a part and agrees that the same were in good and satisfactory condition at the time such possession was so taken and except as to latent defects.

ARTICLE 36

Name of Building

Section 36.01. The Building may be known as “195 Church Street” or by such name as Landlord, in its sole discretion, may elect and Landlord shall have the right from time to time to change such designation or name without Tenant’s consent.

ARTICLE 37

Holdover

Section 37.01. In the event the Lease is not renewed or a new lease is not entered into between the parties, and if Tenant shall then holdover after the expiration of the Term, the parties agree that Tenant’s occupancy of the Demised Premises after the expiration of the Term shall be under a month-to-month tenancy commencing on the first day after the expiration of the Term, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Fixed Rent, an amount equal to 1.25 times one-twelfth of the sum of the Fixed Rent and Additional Rent payable by Tenant during the last year of the term of this lease (i.e., the year immediately prior to the holdover period) for the six (6) month period immediately following the expiration of the Term; thereafter, the monthly Fixed Rent shall increase to 1.50 times one-twelfth of the sum of the Fixed Rent and Additional Rent payable by Tenant during the last year of the term of this lease (i.e., the year immediately prior to the holdover period). During the holdover period, each party hereto shall give to the other at least thirty (30) days written notice to quit the Demised Premises, except in the event of nonpayment of monthly Fixed Rent or of Additional Rent when due, or of the breach of any other covenant by Tenant, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being expressly waived. Notwithstanding the foregoing, if Landlord shall desire to regain possession of the Demised Premises promptly at the expiration of the Term or any extension thereof, and after the initial six (6) month holdover period described in this Section 37.01, Landlord may re-enter and take possession of the Demised Premises by any legal action, and Landlord shall have the right to recover direct or indirect damages suffered by Landlord as a result of Tenant’s failure to vacate upon such expiration.

ARTICLE 38

Intentionally omitted

ARTICLE 39

Security Deposit

Section 39.01. Tenant agrees to deposit with Landlord Eleven Thousand Five Hundred Seventy-two and 24/100 Dollars ($11,572.24) representing the average of two (2) months of Fixed Rent at the rate set for the Term (the “Security Deposit”) upon execution of this Lease, as security for Tenant’s faithful performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit. Tenant shall not mortgage, hypothecate, assign, transfer, sell or encumber the Security Deposit without the prior written consent of Landlord and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord.

Section 39.02. If Tenant fails to pay any Fixed Rent or Additional Rent or other amount payable by Tenant pursuant to the terms of this Lease when due and payable under this Lease, or fails to perform any of the terms hereof, Landlord may appropriate and apply or use all or any portion of the Security Deposit for Fixed Rent or Additional Rent payments or any other amount then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach, and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach, and Landlord may so apply or use this Security Deposit without prejudice to any other remedy Landlord may have by reason of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount originally deposited; Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for at Article 17 hereof.

Section 39.03. Within thirty (30) days after the Term (or any extension thereof) has expired or Tenant has vacated the Demised Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit, or such part as has not been applied to cure any default by Tenant, to Tenant or, if Tenant has assigned its interest under this Lease, to the last assignee of Tenant. If Landlord sells its interest in the Demised Premises, Landlord may deliver this Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

FIRST NIAGARA BANK, N.A.
(Landlord)

By:	/s/ Craig W. Berry
Craig W. Berry
FVP, Director of Facilities

TREVI THERAPEUTICS, INC.
(Tenant)

By:	/s/ Jennifer Good
Name: Jennifer Good
Its President & CEO

Schedule of Exhibits

EXHIBIT A	Description of Demised Premises and Right of Refusal Space

EXHIBIT B	Landlord’s Work

SCALE: 1" = 10 FT

Exhibit A Part 2 2/1/2013
Trevi Therapeutics, Inc.
14th Floor- Right of First Refusal Space
3,471 square feet

ANDREW ROBINSON ARCHITECT™
POST OFFICE BOX 964
312 BOSTON POST ROAD
ORANGE, CT 06477
TEL: 203-795-0665
FAX: 203-799-2560
andrew.robinson@snet.net
www.robinsonarchitects.com

14TH FLOOR
196 CHURCH ST - NEW HAVEN CT

1
SHEET 1 OF 1

JOB 1307
DR BY KWG
CHK BY
1.18.2013

Exhibit B 2/1/2013
Trevi Therapeutics, Inc.
14th Floor
3,387 square feet

ROOM FINISH SCHEDULE
NO.
NAME
FLOOR
BASE
WALL
TRIM
REMARK
FINISHES SCHEDULE
TYPE
NO.
DESCRIPTION
MANUFACTURER/SUPPLIER
NAME/NUMBER
EXISTING WALL TO 1 HOUR
1 HOUR DEMISING PARTITION
FLOOR PLAN
KITCHEN ELEVATION
CORRIDOR ELEVATION
ANDREW ROBINSON ARCHITECT
A1
1-21-2013

195 Church Street 14th Floor Fit Out

3,387 sq ft

Updated: 2/3/2012

Exhibit B- Trevi Therapeutics, Inc. per plan dated 1-21-2013

Item	Bid	NOTES
Permit	$325.60	Actual
Architect	$800.00
Electrical	$1,600.00	Includes conf room floor plug
Plumbing	$1,169.85
HVAC	$2,000.00	Allowance for moves
Sprinklers	$300.00	Allowance to move one head
Paint/wallcovering install	$3,700.00	Includes accent wall
Wall vinyl	$0.00	N/A
Framing/drywall/windows/doors/demo	$9,145.78
Millwork	$0.00	Incl
Appliances	$800.00	Refridgerator/ice maker
Carpet/hardwood material	$12,531.85
Caret/hardwood install	$6,018.35
TV/Bracket	$0.00	N/A
Rubbush	$400.00	Partial dumpster
Doorlocks/rekeying	$150.00	Office doors
Special Window Glass	$0.00	Incl
Construction Janitorial	$800.00
GC fee (10%)	$2,500.00
Contingency (10%)	$3,974.14
Total	$46,215.57

Notes:

1	No furniture, equipment, or telephone system have been included

2	No FF&E design fees are included

3	No data or telephone line work is included

4	No window treatments are included

This document is a working budget subject to change based on final scope of work

Tenant will approve final total expense which will be paid for from the fit out allowance as outlined in the lease. Tenant may apply the Fit up Amount to the items specifically listed on this Exhibit B, including voice and data cabling (per Section 1.5), as well as any to any other improvements, alterations and additions that benefit the Demised Premises and that are not furniture or equipment.

Approved
Date